HemaCare Corporation

                                EXHIBIT 11

                    Basic and Diluted Net (Loss) Income per Share

                                               Three months ended
                                                     March 31,
                                           ---------------------------
                                              2002           2001
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................      7,591,119      7,505,081
                                           ===========    ===========

                   Net (loss) income..     $ (138,000)    $  219,000
                                           ===========    ===========

Basic net (loss) income per share.....     $    (0.02)    $     0.03
                                           ===========    ===========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,591,119      7,505,081

Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....              -        511,098
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)................              -         19,424
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share...........      7,591,119      8,035,603
                                           ===========    ===========

               Net (loss) income......     $ (138,000)    $  219,000
                                           ===========    ===========

Diluted net (loss) income per share ..     $    (0.02)    $     0.03
                                           ===========    ===========
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